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                                   Exhibit 21

                            SUBSIDIARIES OF GLENAYRE


The following subsidiaries are wholly-owned, directly or indirectly through wholly-owned subsidiaries of Glenayre as of March 1997.

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

      Name of Subsidiary                                           Jurisdiction of Incorporation
      Glenayre Electronics, Inc.                                   Colorado, U.S.A.
      Glenayre Manufacturing Ltd.                                  Canada
      Glenayre R & D, Inc.                                         Canada
      Glenayre Electronics Singapore PTE Ltd.                      Singapore
      Glenayre Electronics (U.K.) Limited                          United Kingdom
      Glenayre Digital Systems, Inc.                               North Carolina, U.S.A.
      Glenayre Services Ltd.                                       Canada
      Glenayre de Mexico SA de CV                                  Mexico
      Glenayre Administracion SA de CV                             Mexico
      Glenayre Electronics South America Ltda.                     Brazil
      Glenayre Electronics Europe B.V.                             Netherlands
      Glenayre Electronics (Hong Kong) Limited                     Hong Kong
      Glenayre Electronics Philippines, Inc.                       Philippines
      Glenayre Electronics (Korea) Limited                         Korea
      Glenayre Electronics Middle East LLC                         United Arab Emirates
      GTI Acquisition Corporation                                  Delaware, U.S.A.
      Western Multiplex Corporation                                California, U.S.A.
      CNET, Inc.                                                   Texas, U.S.A.

     The names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.